                                                                     Exhibit 2.2

Omitted information, for which [ * ] has been substituted herein, has been omitted pursuant to a request for confidential treatment and such information has been filed separately with the office of the Secretary of the Securities and Exchange Commission.

                             C O N F I D E N T I A L

                          TRANSITION SERVICES AGREEMENT



                                     between



                         SWIFT TELECOMMUNICATIONS, INC.



                                       and



                                   AT&T CORP.







                          Dated as of January 31, 2001



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                          TRANSITION SERVICES AGREEMENT

                  This TRANSITION SERVICES AGREEMENT ("Transition Services Agreement"), dated as of January 31, 2001 (the "Agreement Date"), between Swift Telecommunications, Inc. ("Swift"), a New York corporation with offices at 262 Glen Head Road, Glen Head, New York 11545, and AT&T CORP. ("AT&T"), a New York corporation with offices at 295 North Maple Avenue, Basking Ridge, New Jersey 07920. Each of Swift and AT&T are sometimes hereinafter referred to as a "Party" and collectively as the "Parties".

                  WHEREAS, Swift and AT&T have entered into the Asset Purchase Agreement dated December 13, 2000 (the "Asset Purchase Agreement"), pursuant to which AT&T will sell certain assets to Swift and Swift will assume certain obligations related to the AT&T EasyLink Services business.

                  WHEREAS Swift is interested in purchasing certain services from AT&T and AT&T is interested in providing such services to Swift in connection with the transfer of certain operations related to the EasyLink Services business (the "Business") during a transition period commencing on the Agreement Date.

                  NOW, THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I

                                   Definitions

                  All terms used herein and not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   ARTICLE II

                    Agreement To Provide and Accept Services

                  SECTION 2.01. Provision of Services. On the terms and subject to the conditions contained herein, AT&T shall provide to Swift the services ("Services") listed in Annex A, to this Transition Services Agreement. Each Service shall be provided in exchange for the consideration set forth with respect to such Service in Annex A or as the Parties may otherwise agree in writing. Each of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and in Annex A.



Confidential

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                  SECTION 2.02. Access. Swift shall make available on a timely basis to AT&T all information and materials reasonably requested by AT&T to enable it to provide the Services. Swift shall provide to AT&T reasonable access to Swift's premises to the extent necessary for the purpose of providing the Services.

                                  ARTICLE III

                   Services; Payment; Independent Contractors

                  SECTION 3.01.  Services To Be Provided.

                  (a) Unless otherwise agreed by the Parties, AT&T shall be required to perform the Services only in a manner that is substantially similar in all material respects to the manner in which such Services were performed for the EasyLink Services business prior to the Agreement Date, and Swift shall use such Services for substantially the same purposes and in substantially the same manner as the EasyLink Services business had used such Services prior to such date; provided, however, that in no event shall the scope of the Services required to be performed hereunder exceed that described in Annex A unless AT&T shall otherwise agree in writing. AT&T shall act under this Transition Services Agreement solely as an independent contractor and not as an agent of Swift.

                  (b) If it is necessary for AT&T to increase staffing or acquire equipment or make any investments or capital expenditures to accommodate an increase in the use of any Service beyond the level of use of such Service as specified in Annex A (or if no level of use is specified in Annex A, the level of use of such Service by the EasyLink Services business immediately prior to the Agreement Date), as a result of an increase in volume of the EasyLink Services business or a change in the manner in which the EasyLink Services business is being conducted, AT&T shall inform Swift in writing of such increase in staffing level, equipment acquisitions, investments or capital expenditures before any such cost or expense is incurred. Upon mutual agreement of the Parties as to the necessity of any such increase, Swift (unless Swift and AT&T shall otherwise agree in writing) shall advance to AT&T an amount equal to the actual costs and expenses to be incurred in connection therewith. If such mutual agreement is not reached, AT&T's obligation to provide or cause to be provided such Service shall be limited to the level of use of such Service as specified in Annex A (or if no level of use is specified in Annex A, the level of use of such Service by the EasyLink Services business immediately prior to the Agreement Date).

                  (c) AT&T shall have the right to halt provision of the Services temporarily for any reason specified in Article V (Force Majeure) hereof.

                  (d) Swift agrees to use its reasonable good faith efforts to reduce or eliminate its dependency on the Services as soon as is reasonably practicable consistent with Section 7.


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                  (e) AT&T will use reasonable efforts in supplying the Services to Swift. The Services will be performed in a timely manner substantially consistent with the recent historical practice of AT&T and the EasyLink Services business prior to the Agreement Date.

                  (f) The parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder; provided that neither Swift nor AT&T shall be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same. The parties will, for a period of five (5) years after the Agreement Date, maintain information relating to the Services and cooperate with each other in making such information available as needed, subject to appropriate confidentiality requirements, in the event of any tax audit or litigation.

                  SECTION 3.02. Payment. Statements will be delivered to Swift after the end of each calendar quarter by AT&T, and each such statement shall set forth a brief description of such Services and reasonable detail regarding the amounts charged therefor and such amounts shall be payable by Swift net 30 days after the date of such statement. Statements not paid within such 30-day period shall be subject to late charges, calculated based on the then current prime or base rate (on the date the statement was issued) of The Chase Manhattan Bank plus one percentage point, for each month or portion thereof the statement is overdue; provided that in the event that Swift in good faith disputes any charge set forth on such statement and provides written notice to AT&T, within fifteen (15) days after receipt of the statement, of the reasons for its dispute, then such disputed charge shall not accrue late charges, as provided for in this sentence, during the period when such amount is disputed in good faith. In addition to the charges for the Services provided hereunder, Swift will reimburse AT&T for any and all actual out-of-pocket ancillary fees, costs, or expenses incurred by AT&T in connection with providing for the Services hereunder, including shipping and transportation costs, duties, taxes and other fees or expenses, where such ancillary fees, costs or expenses are not specifically included, or exceed, the amounts provided for such items in Annex A.

                  SECTION 3.03. Disclaimer of Warranty. THE SERVICES AND GOODS TO BE PURCHASED UNDER THIS TRANSITION SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

                  SECTION 3.04. Taxes. The amounts set forth as the applicable consideration in Annex A do not include any sales tax, value added tax, goods and services tax or similar tax (collectively, "Taxes") and any such Taxes required to be paid by AT&T in connection with this Transition Services Agreement or the performance hereof will be promptly reimbursed to AT&T by Swift, and such reimbursement shall be in addition to the amounts required to be paid by Swift as set forth in Annex A. Any such taxes will be set forth in, and included on, the monthly statement delivered by AT&T pursuant to Section 3.02.


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                  SECTION 3.05. Use of Services. AT&T shall be required to
provide the Services only to Swift and solely in connection with the EasyLink Services business.


                                   ARTICLE IV

                                Term of Services

                  The provision of Services shall commence on the Agreement Date and shall terminate on the date indicated for each such Service in Annex A; provided, however, that Swift may cancel any Service prior to the date indicated in Annex A upon 30-days' prior written notice to AT&T, except to the extent expressly provided otherwise in Annex A.

                                    ARTICLE V

                                  Force Majeure

                  AT&T shall not be liable for any interruption of Service or delay or failure to perform under this Transition Services Agreement that is due to acts of God, acts of a public enemy, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, labor disputes, strikes, theft, quarantine restrictions, freight embargoes or other similar causes beyond the control of AT&T (a "Force Majeure Event"). In any such event, AT&T's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. AT&T will promptly notify Swift, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. Upon the cessation of the Force Majeure Event, AT&T will use reasonable efforts to resume its performance with the least practicable delay. Swift's obligation to make payments hereunder shall be tolled with respect to any affected Service to the extent AT&T is unable to perform such Service for such time that AT&T's performance is suspended or delayed on account of a Force Majeure Event. Upon resumption of such Service, all payments hereunder shall resume.

                                   ARTICLE VI

                                   Liabilities

                  SECTION 6.01. Consequential and Other Damages. AT&T shall not be liable with respect to this Transition Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of third parties.


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                  SECTION 6.02. Limitation of Liability. Subject to Section
6.03, in any event, the liability of AT&T with respect to this Transition Services Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof, but excluding willful misconduct or bad faith), or from the sale, delivery, provision or use of any Service provided under or covered by this Transition Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the fees previously paid to AT&T by Swift under this Transition Services Agreement in respect of the Service from which such purported liability flows.

                  SECTION 6.03. Obligation To Reperform. In the event of any breach of this Transition Services Agreement by AT&T with respect to any breach (which breach AT&T can reasonably be expected to reperform in a commercially reasonable manner) in the provision of any Service, AT&T shall reperform such Service at the request of Swift and at the expense of AT&T. The remedy set forth in this Section 6.03 shall be the only remedy of Swift for any such breach. To be effective, any such request by Swift must (i) specify in reasonable detail the particular nature of the breach, and (ii) be made no more than thirty (30) days from the date such Service was provided.

                  SECTION 6.04. Release and Indemnity. Except as specifically set forth in this Transition Services Agreement, Swift hereby releases AT&T and each of its employees, agents, officers and directors (collectively, the "AT&T Indemnitees"), and Swift hereby agrees to indemnify, defend and hold harmless the AT&T Indemnitees, from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses arising from or relating to the use of any Service provided hereunder by Swift or any other person using such Service.

                                   ARTICLE VII

                                   Termination

                  SECTION 7.01. Termination. Notwithstanding anything herein to the contrary, this Transition Services Agreement shall terminate, and the obligation of AT&T to provide or cause to be provided any Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service in Annex A, and (ii) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV.

                  SECTION 7.02. Breach of Transition Services Agreement. Subject to Article VI, if either Party shall cause or suffer to exist any material breach of any of its material obligations under this Transition Services Agreement, including any failure to make payments when due, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Transition Services Agreement, including the provision of Services pursuant hereto, immediately (or at such later time as specified in the notice), by providing written notice of such termination.


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                  SECTION 7.03. Sums Due. In the event of a termination of this
Transition Services Agreement, AT&T shall be entitled to the immediate payment of, and Swift shall within five Business Days pay to AT&T or such designees, all accrued amounts for Services under this Transition Services Agreement as of the date of termination (except Swift may withhold such payment to the extent Swift, in good faith, has an offsetting claim hereunder as a result of this Transition Services Agreement being terminated by Swift for a material breach by AT&T).

                  SECTION 7.04. Effect of Termination. The provisions of this Transition Services Agreement which by their nature would continue beyond termination, including Sections 3.03, 7.03, 7.04, 8.10, 8.11 and 8.12, and
Article VI, shall survive any termination of this Transition Services Agreement.

                                  ARTICLE VIII

                                  Miscellaneous

                  SECTION 8.01. Assignment. Neither this Transition Services Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party (including by operation of law) without the prior written consent of the other Party; provided that (a) AT&T may (i) delegate performance of all or any part of its obligations under this Transition Services Agreement, and assign the rights relating thereto, to any Affiliate (as defined in the Asset Purchase Agreement) of AT&T or (ii) delegate performance of all or any part of its obligations under this Transition Services Agreement to one or more third parties, (b) Swift may assign the right to receive Services under this Transition Services Agreement, and the obligations associated therewith, to any Affiliate of Swift and nothing contained in this Agreement shall be deemed to restrict the merger of Swift with and into Mail.com, Inc. or its wholly-owned subsidiary, pursuant to the Agreement and Plan of Merger, dated as of January 31, 2001, by and among Mail.com, Inc., ML Acquisition Corp., Swift and George Abi Zeid, as in effect on January 31, 2001; and provided further that, in each case, no such delegation shall in any way affect AT&T's or Swift's rights (including the provisions of Article VI) and obligations under this Transition Services Agreement. Any purported assignment or transfer in violation of this
Section 8.01 shall be null and void and of no effect.

                  SECTION 8.02. No Third Party Beneficiaries. Except as provided in Section 6.04 with respect to release and indemnity, this Transition Services Agreement is for the sole benefit of the Parties, their Affiliates and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties, such Affiliates and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

                  SECTION 8.03. Amendments. No amendment to this Transition Services Agreement shall be effective unless it shall be in writing and signed by each Party.


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                  SECTION 8.04. Waivers. No failure or delay of any Party and their Affiliates in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No provision of this Transition Services Agreement may be waived except pursuant to a writing executed by the waiving Party.

                  SECTION 8.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 8.05):

                  (i)  if to AT&T:

                           AT&T Corp.
                           55 Corporate Drive
                           Room 15A80
                           Bridgewater, NJ 08807
                           Attention: Kathleen Earley, VP-AT&T Data and Internet Services
                           Fax:  908-658-2891

                  with a copy to:

                           AT&T Corp.
                           295 North Maple Avenue
                           Room 3235C2
                           Basking Ridge, NJ 07920
                           Attention: Sanford Tannenbaum, General Attorney
                           Fax: 908-221-6306

                  (ii)  if to Swift:

                           Swift Telecommunications, Inc.
                           262 Glen Head Road
                           Glen Head, New York 11545
                           Attention: George Abi Zeid, President
                           Fax: 516-671-5959

                  with a copy to:

                           Bruce S. Coleman, Esq.
                           Coleman, Rhine & Goodwin LLP
                           750 Lexington Avenue
                           New York, New York 10022
                           Fax: 212-317-1970


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                  SECTION 8.06. Interpretation. The headings contained in this
Transition Services Agreement or in any Annex hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Services Agreement. All Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Transition Services Agreement as if set forth in full herein. Any capitalized terms used in any Annex but not otherwise defined therein, shall have the meaning as defined in this Transition Services Agreement. When a reference is made in this Transition Services Agreement to an Article, Section, or Annex, such reference shall be to an Article or Section of, or Annex to, this Transition Services Agreement unless otherwise indicated. For all purposes hereof, the terms "include" and "including" shall be deemed followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Transition Services Agreement shall refer to this Transition Services Agreement as a whole and not to any particular provision of this Transition Services Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. A "person" means any individual, firm, corporation, partnership, joint stock company, limited liability company, trust, joint venture, Governmental Authority or other entity. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

                  SECTION 8.07. Counterparts. This Transition Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

                  SECTION 8.08. Entire Agreement. This Transition Services Agreement, including the Annexes hereto, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                  SECTION 8.09. Severability. If any provision of this Transition Services Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                  SECTION 8.10. Dispute Resolution. Any disputes or claims of any nature arising out of or relating to this Transition Services Agreement or the services provided hereunder shall be resolved solely and exclusively


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pursuant to the dispute resolution provisions as specified in Section 9.11 of the Asset Purchase Agreement.

                  SECTION 8.11. Governing Law. This Transition Services Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  SECTION 8.12. Representatives. The parties shall each appoint representatives (a "Representative") to facilitate communications and performance under this Transition Services Agreement. The initial
Representatives for each of the parties shall be as specified in Annex B, attached hereto. Each party shall have the right at any time and from time to time to replace its Representative by giving written notice thereof to the other party.


                  IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first written above.

                                                  SWIFT TELECOMMUNICATIONS, INC.

                                                  By: /s/ George Abi Zeid
                                                      --------------------------
                                                      Name: George Abi Zeid
                                                      Title: President & CEO

                                                  AT&T CORP.

                                                  By: /s/ Anne Chow
                                                      -------------------------
                                                      Name: Anne Chow
                                                      Title: ADIS Vice President


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                                     ANNEX A


                            AT&T Transition Services

                              Services Description

1.       PERSONNEL-PROVIDED SERVICES

         Swift has requested that AT&T provide certain services described below on a temporary basis upon the terms specified below. AT&T shall provide such services, subject to the availability of personnel currently performing such functions for the Business, as to which AT&T makes no representations whatsoever. In the event that any of the existing AT&T personnel who perform such services leave their current positions for any reason whatsoever, AT&T will not be required to provide replacement personnel to perform such services. Further, in the event that Swift wishes to use less personnel than are currently used by AT&T to provide such services or in the event that less personnel are available to perform these services, Swift shall assume the risk associated with such reduction of personnel, including, without limitation, the unavailability of certain functions.

         Upon 30 days' prior written notice, Swift may elect to decrease the number of personnel performing any of the below-described services (except as specified in Section IX below). Notwithstanding anything to the contrary contained herein, Swift shall have no right, at any time, to increase the number of personnel performing any such services. AT&T reserves the right to reject, in its sole discretion, any request by Swift to increase the number of AT&T personnel performing any of the below-described functions.

         Travel and Living Expenses are not included within any of the charges provided below. AT&T personnel are not required to travel as part of providing the transition services to Swift. Any travel requested by Swift in conjunction with the transition services shall be subject to AT&T's approval. Swift will be required to reimburse AT&T for all travel and living expenses in conjunction therewith.

                              I. PRODUCT MANAGEMENT

A.       Description

         o EDI Product Manager - provides operational support for the EDI product, which includes accepting escalations and complaints from customers about the EDI product.

         o Fax Product Manager - is the point of contact to Customer Care on all Fax related issues, including Ticket review; Ticket/Customer escalations; problem resolution and training and also the point of contact for billing and operational issues relative to Fax.

         o Fax Project Manager - manages the implementation of fax projects (including custom).

         o Special Bids Manager - works with Sales and Product Management in bringing new and incremental revenue into EasyLink Services. Develops discount processes and is the liaison between Sales and Product Management for discount approvals. Audits customers' billing data periodically.

         o Network Engineering Support - provides network engineering support customer connectivity and operational efficiency.

         o Premises Product Implementation Support - provides premises product engineering and support.


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B.       Charges

         o        $[ * ] per month per full-time-equivalent personnel

C.       Term

         For the first 3 months after the Agreement Date, Swift has requested AT&T to provide [ * ] full-time-equivalent personnel to perform the above functions.

                       II. NETWORK CARE/NETWORK OPERATIONS

A.       Description

         The Network Care organization provides 7x24 maintenance of the physical and logical components of the EasyLink services architecture. The major functions include: surveillance of the network; trouble analysis, isolation and repair (both physical and logical); performing tape back-ups, performing scheduled outages & preventative hardware maintenance, demand maintenance, off-line database updates, and inventory/sparing. Remote surveillance is managed and performed in [ * ] at the network control center. The physical data center locations are [ * ] and [ * ]. On-site personnel at these locations perform repairs under the direction of the network control center.

         The Network Care functions described above are currently being provided by approximately [ * ] personnel. In the event that Swift wishes to use less personnel or in the event that less personnel are available to perform these functions, then not all the functions described above would be available and/or the scope of such functions would be reduced.

         Network Operations will provide Network Field Support using non-dedicated resources upon written request from Swift. This includes 24x7 dispatch, trouble isolation, and repair of equipment at AT&T locations other than the [ * ] data centers. Network Field Support services will be provided based on availability of AT&T personnel.

B.       Charges

         o $[ * ] per month per full-time equivalent personnel for Network Care

         o        $[ * ] per day for Network Field Support, plus materials



C.       Term

         For the first 3 months after the Agreement Date, Swift has requested AT&T to provide [ * ] full-time-equivalent personnel to perform the Network Care functions described above.

         For the 4th through the 6th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the Network Care functions described above (provided that such number does not constitute an increase of personnel).

         For the 7th through the 12th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the Network Care functions described above (provided that such number does not constitute an increase of personnel).


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         Network Field Support may be requested for the 12 months after the
Agreement Date.

                          III. RESEARCH AND DEVELOPMENT

A.       Description

         Research and Development provides system development, systems maintenance, some systems operations and service support for the EasyLink Services platforms:

         -  GMS and its related systems

         -  IMS and its related systems

         -  Billing and its related systems

         GMS Platform
         o Network Engineering - Designs and assists in the implementation of the network architecture supporting the GMS platform.
         o GMS Lab Support - Maintains the GMS lab used to troubleshoot and test GMS related applications and services.

         IMS Platform
         o Billing Subsystem - Provides maintenance and tier 3 support of the billing subsystem components related to IMS services.
         o Financial Subsystem - Provides maintenance and tier 3 support of the financial subsystem components related to IMS services.
         Billing Platform (MIS)
         o Finance Systems - Provides reporting data, maintenance and operations support of the financial subsystems related to the MIS platform.
         o Billing Systems - Operate, maintain, and support the billing systems for the GMS based services.
         o Print Site Support - Provides tier 3 support to the GMS based billing center.
         o Imaging Support - Provide tier 3 support of the imaging systems related to the MIS platform.
         o STRAK Support - Provides maintenance and tier 3 support of the STRAK application related to EasyLink services.

The functions described in this Section are currently being provided by [ * ] full-time equivalent personnel. In the event that Swift wishes to use less personnel or in the event that less personnel are available to perform these functions, then not all the functions described above would be available and/or the scope of such functions would be reduced.

B.       Charges

         o        $[ * ] per month per full-time-equivalent personnel



C.       Term

         For the first month after the Agreement Date, Swift has requested [ * ] full-time-equivalent personnel to perform the above functions.


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         For the second month after the Agreement Date, Swift has requested
[ * ] full-time-equivalent personnel to perform the above functions.

         For the 3rd through the 12th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the above functions (provided that such number does not constitute an increase of personnel).

                     IV. REVENUE ASSURANCE MANAGEMENT (RAM)

A.       Description

         RAM personnel provide collections support by making phone calls, sending letters, completing payment reconciliations and sending accounts to Customer Care in [ * ] for restriction/disconnects/billing inquiry & disputes. Currently [ * ] employees and [ * ] manager are dedicated to EasyLink collections support.

         In addition, RAM provides Payment Exception Support: If the bank can't identify where to post a customer check, the check is sent to [ * ]. There is a direct lockbox expense of $[ * ] per month associated with this function.

         The functions described in the first paragraph of this Section are currently being provided by [ * ] full-time equivalent personnel and the functions described in the second paragraph of this Section are currently being provided by [ * ] full-time equivalent personnel. In the event that Swift wishes to use less personnel or in the event that less personnel are available to perform these functions, then not all the functions described above would be available and/or the scope of such functions would be reduced.

B.       Charges

         o        $[ * ] per month per full-time equivalent personnel

         o        $[ * ] per month for lockbox used in the Payment Exception
                  Support



C.       Term

         For the first 3 months after the Agreement Date, Swift has requested AT&T provide [ * ] full-time equivalent personnel to perform the functions described in the first paragraph of Section IV.A. and [ * ] full-time equivalent personnel to perform the functions in the second paragraph of Section IV.A.


                      V. TELEX ENGINEERING AND NETWORKS R&D

A.       Description

         o Manage the international and domestic switch traffic for the international Telex (ITE) switches, Telex PADs, and interconnecting trunk network:

            - Analyze network traffic transition requirements;

            - Develop and implement network trunking and routing plans; and

            - Provision the Telex switches for transit arrangements and shared bearer routes.

         o Provide technical tier 2 support to switching center operations personnel


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         The functions described above are currently being provided by [ * ]
         full-time equivalent personnel. In the event that Swift wishes to use less personnel or in the event that less personnel are available to perform these functions, then not all the functions described above would be available and/or the scope of such functions would be reduced.

B.       Charges

         o        $[ * ] per month per full-time equivalent personnel



C.       Term

         For the first 3 months after the Agreement Date, Swift has requested that AT&T provide [ * ] full-time equivalent personnel to perform the above functions.

         For the 4th through the 9th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the above functions (provided that such number does not constitute an increase of personnel).

                                VI. CUSTOMER CARE

A.       Description

      Customer Facing Teams

      Major Accounts Team -
      o  provides tier 1 support to top [ * ] Messaging, FAX and Telex customers
      o corrects address error and retries delivery failures for targeted customers
      o prepares failed delivery reports for selected Telex accounts in the banking industry
      o  provides FAX Service Bureau support for targeted accounts

      Control Center -
      o provides electronic tier 1 support for non-major account customers (email and voice mail responses)
      o serves as hotline into the center for the sales team, providing direct support, trouble escalations, routing to specific team
      o focal point for network related impairments which are in turn communicated to the center internal escalation point
      o focal point for Feature Group D access problems with Network Operations Dial Platform team

      EDI (Electronic Data Interchange) Team -
      o  provides tier 1 support for EDI and Sync customers
      o  performs account registrations and maintenance to EDI tables
      o  performs EDI message tracing and redelivers
      o  monitors EDI van rejects

      Provisioning Team -
      o  performs account registration and maintenance for all non-EDI accounts
      o monitors provisioning feeds to the network performs redilist maintenance
      o  provisions software requests
      o  fulfills new user and software materials


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      Tier 2 -
      o  performs messaging tracking across network
      o  troubleshoots and resolves more complex / technical problems
      o performs more complex software configurations, assisting with network administration structure
      o interfaces with software developers for support on "bug fixes" and patches
      o  performs beta testing, develops FAQs and assists with training

      Tier 3 -
      o  organizations technical SMEs
      o  resolves highly complex customer problems
      o  develops and delivers technical training to lower tiers of support
      o monitors and evaluates trouble shooting techniques and develops process/automation improvements
      o  administers user and permissions files

      Billing Team -
      o interaction with customers through email or fax to address billing issues and answer billing questions
      o interaction with the sales team through phone, email, or fax in support of new account sales and account maintenance
      o  specialized account handling for predefined IMS/GMS accounts
      o  discount implementation for both IMS/GMS platforms
      o credit card processing, including credit card debiting and database management
      o  perform account adjustments (both credits and debits) as required
      o  IMS rating table management, implementation and testing
      o Development of special and non-standard rate tables for IMS billing system

      Support Services Teams
      HR & Force and Facilities -
      o  creates and posts team schedules
      o provides absence and call out tracking, maintains vacation and personal day selection schedules
      o prepares and distributes headcount, overtime, overhead & productivity reports
      o  reviews and processes invoices for payment
      o  manages disability & worker's comp processes for the center

      Documentation Team -
      o  integrates a web approach to providing electronic Customer Care
      o prepares and stages various documents on the intranet for Customer Care and internal use
      o prepares and stages software and service documentation on the internet for customer use
      o  assists with the development of training documentation

      Training -
      o  identifies core curriculum training requirements for support teams
      o  selects and schedules appropriate training delivery medium
      o  develops Tier I training and delivers Tier I/II training
      o maintains training database and monitors teams for training objective attainment

     System and Network Support Team -


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      o  maintains and troubleshoots desktop tools
      o  performs server and telephone switch administration
      o  monitors server operation and performance
      o  identifies and resolves facility impairments
      o identifies and implements preventative maintenance plans to insure minimal recovery time in the event of a failure.

         The functions described above are currently being provided by [ * ] personnel. In the event that Swift wishes to use less personnel or in the event that less personnel are available to perform these functions, then not all the functions described above would be available and/or the scope of such functions would be reduced.

B.       Charges

         o        $[ * ] per month per full-time equivalent personnel


C.       Term

         For the first 3 months after the Agreement Date, Swift has requested [ * ] full-time-equivalent personnel to perform the above functions.

         For the 4th through the 6th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the above functions (provided that such number does not constitute an increase of personnel).

         For the 7th through the 12th month after the Agreement Date, Swift may request, upon 30 days' prior notice to AT&T, up to [ * ] full-time equivalent personnel to perform the above functions (provided that such number does not constitute an increase of personnel).

                      VII. ALTERNATE CHANNEL SALES SUPPORT

         A. Alliance Channel Compensation Transition Support for Authorized AT&T EasyLink Services Agents whose contracts are assigned to Swift:



         1.       Description

         o Data processing, updates, account administration/assignment (up to [ * ] hours per month)
         o Agent commission administration, processing and validation (up to [ * ] hours per month)
         o Field sales compensation administration & processing (up to [ * ] hours per month)

         2.       Charges

         o        $[ * ] per month


         3.       Term

         Swift has requested Alliance Channel Compensation Transition Support for the first 6 months after the Agreement Date.


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B.       [   *   ]:

         1.       Description

         o Provision of continued access to applicable portions of the [ * ] for up to one year after the Agreement Date.
         o Provision of continued access to applicable portions of the Members Only (sales support materials, education content for EasyLink Services) portion of the AT&T Alliance Channel Program Web Site for up to 90 days after the Agreement Date.

         Each AT&T EasyLink Services Authorized Agent whose Agency Agreement is assigned to Swift may retain its [ * ] and have limited access to the [ * ]. In addition, Swift may request that AT&T issue up to [ * ] additional [ * ] for other Swift employees who need to track EasyLink Agent activity. Each Hired U.S. Business Employee or other Swift employee having access to the [ * ] and each Agent will have [ * ] and will have access to the same portions of [ * ] relating to EasyLink Services as they have access to today. No sharing of [ * ] will be permitted. AT&T shall not be required to permit more than [ * ] to remain outstanding at any time during the term of which these services are being provided.

         2.       Charges and Term

         o $[ * ] for use of up to [ * ] during the first 6 months after the Agreement Date (with an option to renew, exercisable upon at least 30 days' prior notice to AT&T, upon the same terms (including the same charges) for an additional six months).

         o $[ * ], for use of any existing [ * ] (above the [ * ] referenced in the preceding paragraph), during the first 6 months after the Agreement Date (with an option to renew, exercisable upon at least 30 days' prior notice to AT&T, upon the same terms (including the same charges) for an additional six months).

         o $[ * ] issued (including, without limitation, [ * ] issued to a Hired U.S. Business Employee or EasyLink Agent who had previously had a [ * ] and then terminated it), during the first 6 months after the Agreement Date (with an option to renew, exercisable upon at least 30 days' prior notice to AT&T, upon the same terms (including the same charges) for an additional six months).

         o All [ * ] will be charged at the rates set forth above, whether or not used for the entire six-month initial or renewal period. There will be no prorating of charges for [ * ] at any time during the initial six-month term or any renewal terms.

         Swift has requested that it retain at least [ * ] after the Agreement Date.

                         VIII. FINANCE SUPPORT SERVICES


A.       Description

         Swift may request for AT&T to provide Finance consultation support on an as needed basis. These services consist of a knowledge transfer on:
         o        EMEA/UK journal adjustments


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         o        Internal EasyLink account transfers
         o        EasyLink Payables, Receivables, and General Ledger
         o        Transaction accruals that occurred prior to the Agreement Date

         These services do not include any consultation or other services in connection with an audit. Any such services would require separate agreement between the parties concerning the level of support to be provided and the charges that would apply.

B.       Charges

         o        $[ * ], with a minimum charge of one hour per request

C.       Term

         For the first 3 months after the Agreement Date, Swift may request these functions.

                       IX. TRANSITION MANAGEMENT SERVICES

A.       Description

         The following are non-optional transitional management services that are an essential part of any Transition Services provided under this Agreement. Swift may not elect to reduce or modify these services in any way.

         Day-to-day management of the transition of assets and Transition Services from AT&T to Swift. This includes planning, organizing, and tracking project deliverables and their related dependencies. These functions will include the management/tracking of:

         o Transfer of assets (computer and network equipment) from AT&T to Swift data centers
         o Transfer of vendor accounts and invoice information related to maintenance contracts, accounts receivable and accounts payable after closing
         o Transition processes to support internal AT&T customer receivables and facility transfers
         o Workflow, method, and procedures documentation associated with the transition of Customer Care and Network Operations services

         Internal AT&T management of transition resources and Swift personnel services.

B.       Charges

         o        [ * ]


C.       Term

         Notwithstanding anything to the contrary contained in this Agreement, Swift may not cancel these services during the period during which it is receiving any transition services whatsoever under this Agreement.

                          X. DECISION SUPPORT SERVICES
A.       Description

         Decision Support Services - provides standard reports and information services to assist product managers in tracking service operations. Periodically, product managers require ad-hoc reports. These ad-hoc


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         reports will be provided upon Swift's request and Swift will be charged per report, based on the time required to create the report.

B.       Charges

         o        Decision Support Services:

                  o        [ * ], with a minimum charge of one hour per request

C.       Term

         o Swift may request these services for the first 3 months after the Agreement Date



               XI. NETWORK TELECOMMUNICATIONS FACILITIES SERVICES

         The Network Telecommunication Facility Expenses are those expenses required for Customer Messaging Services/Products access and egress to the EasyLink Service Platforms. These expenses cover charges incurred for EasyLink Customer access and egress through ILEC, CLEC, Other Telecommunication Supplier or shared AT&T network facilities to the EasyLink switches. This allows for originating and terminating messaging telecommunications from/to the end user.

         Swift will reimburse AT&T for the Network Facility Expenses incurred by the AT&T Data and Internet Services ("ADIS") organization or its successor on shared/joint invoices until separate invoicing can be accomplished. The type of expense covered includes (but is not limited to):

         1. Megacom Inbound/Outbound Service
         2. ILEC/CLEC Facility Access circuits primarily for dedicated Telex customers and other local dedicated mail customers.
         3. ILEC/CLEC Business Line accesses supporting PTNI and Remote IMS fax locations.
         4. ILEC/CLEC feature group D service supporting PTNI and Remote IMS fax locations.
         5. Other interexchange carrier billing (i.e.: LDDS Worldcom/MCI)
         6. PTN2/AGN Usage- $[ * ] per minute for domestic local access; [ * ] for domestic toll-free access; [ * ] per minute for international local access. The parties acknowledge that PTN2/AGN is a service provided by AT&T to ADIS. In the event that the parties add such service to the Telecommunications Services Agreement between the parties, the terms of such agreement shall supersede the terms of this Agreement.

         There are also Dedicated EasyLink Network Invoices. Though, they will continue to show AT&T as the bill to party until proper name changes can be completed, these Dedicated EasyLink Network invoices will be forwarded directly to Swift for prompt payment.

         Swift will use its reasonable commercial efforts to arrange for separate invoicing as soon as possible, and, in any event, within 30 days' after the Agreement Date. When separate invoicing is accomplished, Swift shall promptly pay all such invoices.

B.       Charges

              [   *   ].

C.       Term

         o Swift will reimburse AT&T for the Network Facility Expenses incurred by ADIS or its successor on shared/joint invoices until separate invoicing can be accomplished.


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2.       NON-PERSONNEL BASED SERVICES

     I. SPACE, FACILITIES, NETWORK CONNECTIVITY AND ADMINISTRATIVE SERVICES
                             AT AT&T WORK LOCATIONS

A.       Description

         AT&T will provide space, facilities and administrative services (the "Occupancy Services") (i) for a limited number of Hired U.S. Business Employees (as defined in the Asset Purchase Agreement) who remain at their current AT&T work locations set forth in Schedule 1 hereto and,
         (ii) in the case of the [ * ] work locations set forth in Schedule 1 hereto, for a limited number of Hired U.S. Business Employees and other Swift personnel temporarily utilizing AT&T work locations. Such Occupancy Services shall be provided at the locations specified in
         Schedule 1 hereto (each, a "Service Location"), and shall include space and support services related to housing such Swift Personnel in their work locations for the transitional period specified in Schedule 1.
         Schedule 1 specifies the maximum number of Hired U.S. Business Employees and other Swift personnel that may occupy any Service Location and receive the Occupancy and ITS Services. In the event that at any time, more than the maximum permitted number of Swift personnel occupy any such Service Location or receive Occupancy Services or ITS Services hereunder, Swift shall be in breach of this Agreement. Swift shall be deemed to have exceeded such maximums if at any time during any month (i) the number of ID's assigned to Swift for any Service Location exceeds the maximum number of Swift personnel set forth in
         Schedule 1 for such Service Location or (ii) the number of telephone or data lines procured by Swift with respect to any Service Location exceeds the maximum number of Swift personnel set forth in Schedule 1 for such Service Location. The parties agree and acknowledge that it would be extremely difficult to quantify the damages to AT&T resulting from a breach of the Service Location maximums. Accordingly, the parties agree that in the event of any such breach Swift shall pay to AT&T as liquidated damages the amount specified in Schedule 1. Payment of such liquidated damages shall not be deemed to waive such breach or preclude AT&T from exercising any other remedies AT&T may have available. Notwithstanding anything to the contrary contained in the foregoing, it shall not be deemed a breach of this Agreement if Swift increases the number of personnel at the [ * ] Service Location to [ * ] personnel and/or the number of personnel at the [ * ] Service Location to [ * ] personnel; provided that Swift provides AT&T notice of any such increase and pays to AT&T, in addition to the monthly fee set forth in Schedule 1, an additional [ * ].

         Each Service Location has its unique set of facility and administrative services as well as furniture, fixtures and equipment. Swift personnel receiving the Occupancy Services (the "On-Premise Swift Personnel") at a Service Location will receive the same level of building services that are available to the AT&T occupants of the Service Location.

         o Use of the existing furniture and furnishing in place on closing date.
         o  Administrative services, including mailroom
         o  Copy and reproduction services
         o  Cafeteria (where available)
         o  Common copier maintenance services
         o  Security
         o  Building Services

         ITS SERVICES.
         During the term specified in Section C below, AT&T will continue to provide the network connectivity services it currently provides, as described below for the On-Premise Swift Personnel at the Service Locations. Personal connectivity services, such as corporate calling cards, cellular service, and home phone lines are not included as part of these services, and Swift is responsible for providing these services immediately following the Agreement Date.

         The ITS services are provided for business use only, restricted to and in accordance with the AT&T Code of Conduct and Security Guidelines. Notwithstanding anything herein to the contrary, AT&T reserves the right to redesign the network at its sole discretion. The following are the types of ITS Services that may be available, including without limitation, separating the network infrastructure that supports the On-Premise Swift Personnel from the rest of AT&T's internal network infrastructure.

         Voice Premises Service

         For each Service Location that is currently receiving AT&T ITS voice premise services, AT&T will continue to provide On-Premise Swift Personnel at these locations with standard voice premise service. This includes a basic voice port from an ITS-managed system with standard voice features engineered according to AT&T standards for a general office environment. This service provides maintenance, fault management, administration, and provisioning support.

         For each such Service Location that currently receives such service, ITS will also provide Voice Messaging Service from an ITS-managed voice mail system engineered to provide basic voice messaging features. Standard voice mailboxes include 20 minutes of greeting and message storage, with a 10 day retention time for new messages.


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         Swift shall be responsible for ensuring that all On-Premise Swift
         Personnel adhere to all current AT&T Voice Premises Service Policies and Standards.

         Moves, Adds, or Changes (MACs) initiated by Swift will be billed as a time and material charge; provided that AT&T will not bill Swift for any Moves completed during February 2001.

         Video, satellite, and audio teleconferencing services will not be provided by AT&T. AT&T reserves the right to remove TV monitors that may be in use today at any time at AT&T's discretion.

         Voice Network Services

         For each Service Location that is currently receiving AT&T ITS voice network services, AT&T will provide On-Premise Swift Personnel at such Service Location, with standard voice connectivity at such Service Locations. "Voice Network Services" includes local and long distance voice networking.

         Data Network Services

         AT&T will provide On-Premise Swift Personnel at each Service Location, with the same type of LAN (Local Area Network) and WAN (Wide Area Network) data connectivity services that are provided to AT&T employees at such Location. These services may include Ethernet LAN connectivity, TCP/IP WAN connectivity, and Dial-in remote access to the WAN. These services include moves and changes, maintenance, fault management, administration, and data networking equipment (i.e., hubs, switches, routers, multiplexers, and DSU's).

         The following is a brief description of the services that may be provided.

         LAN - Local area network connectivity provided from the data port in the wall to other PC's and servers in the location and to AT&T's corporate WAN (UGN). This service includes the LAN equipment, maintenance, ongoing engineering and capacity management, fault management and moves/adds/changes. PC's connected to this LAN service will be prohibited from running encryption algorithms on the data transmitted across the WAN.

         MACs (Moves, Adds, or Changes) initiated by Swift will be billed as a time and material charge.

         WAN - Wide area network connectivity provided from the LAN to other endpoints on the UGN (Unified Global Network) and the Internet. This service includes the WAN equipment, LEC and IXC transport, maintenance, ongoing engineering and capacity management, fault management, and moves/adds/changes.

         Dial UGN - This service provides remote TCP/IP access into the UGN via an 800 number or a local number in the area. The service includes the network modem pools and the PRI line that terminates into them, the 800 transport, fault management, ongoing engineering and capacity management, and fault management.

B.       Charges

         For each Service Location, Swift will pay AT&T the fees specified in the attached Schedule 1 for such Service Location. In addition, Swift will be charged on a time and materials basis for any cleaning or transport or removal of equipment from any Service Location required after the termination of the Occupancy Services.

C.       Term

         For all Service Locations other than [ * ], the term during which AT&T shall provide Occupancy Services shall commence on the Agreement Date


                                       12
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         and shall continue for each Service Location for a period of ninety
         (90) days; provided that Swift may elect to extend the term for any Service Location (other than the [ * ] as to which no such extension shall be permitted) for an additional ninety days by providing AT&T with written notice of such election on or before the 60th day after the Agreement Date. Notwithstanding anything contained herein to the contrary, Swift may not elect to terminate such Occupancy Services during the initial 90-day term or during the 90-day extension.

         For [ * ], the term during which AT&T shall provide Occupancy Services may be concurrent with the lease period during which AT&T provides Network Hosting Services at such Service Location as specified in
         Section III of this Non-Personnel Based Services Section of this Agreement; provided that Swift may terminate the Occupancy Services for either the [ * ] upon thirty (30) days' prior written notice to AT&T.

II.      FOR EMPLOYEES WHO WORK IN NON-AT&T-LOCATIONS

A.       Description

         AT&T will provide Dial UGN ("VO ITS Services") to up to thirteen (13) Hired U.S. Business Employee who work in a non-AT&T location and up to three (3) other Swift employees who have a need to have access to such Service in order assist in the transition of the EasyLink business to Swift. This service provides remote TCP/IP access into the UGN via an 800 number or a local number in the area. The service includes the network modem pools and the PRI line that terminates into them, the 800 transport, fault management, ongoing engineering and capacity management, and fault management.

B.       Charges

         For each Hired U.S. Business Employee or other Swift Employee using VO ITS who is working in a non-AT&T location, Swift will pay to AT&T
         $[ * ].

C.       Term

         The term during which AT&T shall provide VO ITS Services shall commence on the Agreement Date and shall continue for a maximum of 90 days.

                          III. NETWORK HOSTING SERVICES

A.       Description

         AT&T will continue to host Equipment (as defined in the Asset Purchase Agreement) where currently located at AT&T Data Centers. This consists operational and lab equipment. The network operation data centers are located in: [ * ]. The laboratories are located in [ * ].

         In addition to standard facility and administrative services (described in Section IA of this Non-Personnel Based Services Section), the following services will be provided at network centers:

            o  Building Operations (24x7)
            o  Conditioned Data Center Environment
            o  Raised Floor
            o  HVAC Connection/Operation
            o  Computer Room with Restricted Access


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            o  Redundant Power o Battery Power Backup Systems

         Services provided at laboratories include:

            o  Conditioned Data Center Environment
            o  Raised Floor (limited availability)
            o  Restricted Access (limited availability)


         AT&T may, upon Swift's written request or upon the expiration of the term of the Network Hosting Services at any location, also provide for the removal, transport, or disposal of Equipment at AT&T Data Centers.

B.       Charges and Term

         o Charges will be based on square foot usage and term of use (lease period)

-----------------------------------------------------------------------------------------------
City     State    Use ft(2)  $/ft(2)/  Lease Period        $ Charge    Swift Renewal Notice
                             year                                                Date***
-----------------------------------------------------------------------------------------------
[ * ]     [*]           100    92       Months 1-11           [ * ]

[ * ]     [*]     Requested     +      Months 12 - 23          TBD**   Space Required by 9/1/01
                  Space****
-----------------------------------------------------------------------------------------------
[ * ]     [*]         6,779    57        Months 1-11          [ * ]
-----------------------------------------------------------------------------------------------
[ * ]     [*]     Requested     +      Months 12 - 23          TBD**   Space Required by 9/1/01
                  Space****
-----------------------------------------------------------------------------------------------
[ * ]     [*]         5,701    29        Months 1-3           [ * ]
-----------------------------------------------------------------------------------------------
[ * ]     [*]         5,701    29        Months 4-6           [ * ]    Space Required by 4/1/01
-----------------------------------------------------------------------------------------------
[ * ]     [*]         3,097    25        Months 1-3           [ * ]
-----------------------------------------------------------------------------------------------
[ * ]     [*]           500    92        Months 1-11          [ * ]
-----------------------------------------------------------------------------------------------
[ * ]     [*]     Requested     +      Months 12 - 23          TBD**   Space Required by 9/1/01
                  Space****
-----------------------------------------------------------------------------------------------
[ * ]     [*]        17,450    57        Months 1-6           [ * ]
-----------------------------------------------------------------------------------------------
[ * ]     [*]     Requested   115        Months 7-11           TBD**   Space Required by 5/1/01
                  Space****
-----------------------------------------------------------------------------------------------
[ * ]     [*]     Requested   150      Months 12 - 23          TBD**   Space Required by 9/1/01
                  Space****
-----------------------------------------------------------------------------------------------


         +These rates are subject to annual adjustment for calendar year 2002 and will be provided to Swift at least 30 days' prior to the date Swift is required to elect to renew the lease period for such location.

         **TBD-The actual charge will be determined by multiplying the square footage by the $/ft(2) specified.

         ***Such renewal notice must indicate the space required during the renewal period, which cannot exceed the space provided at the time of renewal.

         ****During the renewal period, Swift will be billed for the greater of
         (x) the space requested in its renewal notice; and (y) the space actually used; provided that in the event that Swift requests insufficient space for its needs, then AT&T shall be under no obligation to provide any additional space.


                                       14
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         Handling of Swift equipment (assets), including disposal, removal, and transport from/to AT&T locations will be charged to Swift at cost (time and materials).

         Notwithstanding anything contained herein to the contrary, Swift may not elect to terminate any Lease Period during the initial lease period noted above or during any renewal lease period noted above.

The Transition Services specified in this Appendix A may only be supplemented by a written amendment to this Annex A, making reference to this Transition Services Agreement and signed by an authorized representative of each of the parties.


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                                     ANNEX B

                       Transition Services Representatives

AT&T's Transition Services Representative shall be:

                  Mr. Miguel Barca
                  55 Corporate Drive, Room 15C30
                  Bridgewater, NJ  08807
                  Tel:  908-658-6149
                  Fax:  908-658-2084



Swift's Transition Services Representative shall be:

                  Mr. Steven Finnerty
                  Room B1B04
                  Swift Telecommunications, Inc.
                  400 Interpace Parkway
                  Parsippany, NJ 07054
                  Tel:  973-331-4570
                  Fax:  973-331-4504


                                       1
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